Filed Pursuant to Rule 424(b)(3)

Registration No. 333-275117

PROSPECTUS SUPPLEMENT NO. 9

(to Prospectus dated March 29, 2024)

Scilex Holding Company

Up to 13,474,683 Shares of Common Stock

This prospectus supplement supplements the prospectus dated March 29, 2024 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-275117) for which Post-Effective Amendment No. 1 was filed with the Securities and Exchange Commission on March 27, 2024 and declared effective by the Securities and Exchange Commission on March 29, 2024. This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on September 23, 2024 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the resale from time to time by the selling stockholders named in the Prospectus (including their permitted transferees, donees, pledgees and other successors-in-interest) (collectively, the “Selling Stockholders”) of up to an aggregate of 13,474,683 shares (the “Resale Shares”) of our common stock, par value $0.0001 per share (“Common Stock”), consisting of:

(i) up to 474,683 shares of Common Stock (the “HB Shares”), of which 161,392 shares of Common Stock are held by Cove Lane Onshore Fund, LLC (“Cove Lane”) and 313,291 shares of Common Stock are held by HBC Investments LLC (“HBC”), in each case issued on September 25, 2023, pursuant to the Settlement Agreement (as defined and described below); and

(ii) up to 13,000,000 shares of Common Stock issuable upon exercise of warrants to purchase Common Stock, having an exercise price of $0.01 per share (such shares issuable upon exercise, the “Penny Warrant Shares” and such warrants, the “Penny Warrants”), issued to Oramed Pharmaceuticals Inc. (“Oramed”) pursuant to the Scilex Oramed SPA (as defined and described below).

On September 21, 2023, we entered into, and consummated the transactions contemplated by that certain Securities Purchase Agreement, dated as of such date, between us and Oramed (the “Scilex-Oramed SPA”). Pursuant to the Scilex-Oramed SPA, among other things, on September 21, 2023, we (i) issued to Oramed (A) a senior secured promissory note due 18 months from the date of issuance in the principal amount of $101,875,000 (the “Oramed Note”), (B) a warrant to purchase up to an aggregate of 4,500,000 shares of Common Stock (the “Closing Penny Warrant”), with an exercise price of $0.01 per share and restrictions on exercisability (as more fully described elsewhere in the Prospectus), and (C) warrants to purchase up to an aggregate of 8,500,000 shares of Common Stock (the “Subsequent Penny Warrants” and together with the Closing Penny Warrant, the “Penny Warrants”), each with an exercise price of $0.01 per share and each with restrictions on exercisability (as more fully described elsewhere in the Prospectus), and (ii) caused certain outstanding warrants to purchase up to an aggregate of 4,000,000 shares of Common Stock, with an exercise price of $11.50 per share, that we acquired from Sorrento pursuant to the Sorrento SPA (as defined and described elsewhere in the Prospectus) to be transferred to Oramed, which warrants were subsequently repurchased by us from Oramed. See the section in the Prospectus titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Recent Developments—Transactions with Oramed Pharmaceuticals Inc. and Sorrento Therapeutics, Inc.” for additional information regarding the Scilex-Oramed SPA and transactions related thereto.

On September 15, 2023, we entered into that certain Settlement Agreement (the “Settlement Agreement”) with Cove Lane, HBC and Hudson Bay Capital Management LP (“Hudson Bay” and collectively with Cove Lane and HBC, the “Hudson Bay Parties” and each a “Hudson Bay Party”) in connection with a previously contemplated financing with the Hudson Bay Parties. The HB Shares were issued to Cove Lane and HBC pursuant to the Settlement

Agreement. See the section in the Prospectus titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Recent Developments—Settlement Agreement” for additional information.

Our Common Stock is listed on the Nasdaq Capital Market under the symbol “SCLX”. On September 20, 2024, the last reported sales price per share of our Common Stock was $1.00.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

See the section entitled “Risk Factors” beginning on page 17 of the Prospectus as well as risks and uncertainties described under similar headings in any amendments or supplements to the Prospectus to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the Prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is September 23, 2024

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_______________________

FORM 8-K
_______________________

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 23, 2024 (September 20, 2024)

_______________________

SCILEX HOLDING COMPANY
(Exact name of registrant as specified in its charter)
_______________________

Delaware (State or other jurisdiction of incorporation)	001-39852 (Commission File Number)	92-1062542 (IRS Employer Identification No.)

960 San Antonio Road, Palo Alto, California, 94303
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (650) 516-4310

N/A
(Former name or former address, if changed since last report)

_______________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	SCLX	The Nasdaq Stock Market LLC
Warrants to purchase one share of common stock, each at an exercise price of $11.50 per share	SCLXW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01. Entry into a Material Definitive Agreement.

As previously disclosed by Scilex Holding Company (the “Company”), on September 21, 2023, the Company entered into, and consummated the transactions contemplated by, a Securities Purchase Agreement (the “Scilex-Oramed SPA”) with Oramed Pharmaceuticals Inc. (“Oramed”) and the Agent (as defined therein).

Pursuant to the Scilex-Oramed SPA, among other things, on September 21, 2023, the Company issued to Oramed (i) a Senior Secured Promissory Note in an aggregate amount of $101,875,000 (the “Note”), (ii) warrants (the “Oramed Warrants”) to purchase up to an aggregate of 13,000,000 (subject to adjustment as provided therein) shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), with an exercise price of $0.01 per share and restrictions on exerciseability, including that certain Warrant to Purchase Common Stock No. ORMP CS-5 (as amended, restated, supplemented and modified from time to time in accordance with its terms, the “CS-5 Warrant”) and (iii) warrants (the “Purchased Warrants”) to purchase an aggregate of 4,000,000 (subject to adjustment as provided therein) shares of Common Stock with an exercise price of $11.50 per share.

On September 20, 2024, the Company and Oramed entered into a Letter Agreement (the “Letter Agreement”), pursuant to which the Company agreed to pay to Oramed $2,000,000 (the “Specified September Payment”) on September 23, 2024, which payment shall be applied as follows: (i) $1,700,000 of such payment shall be applied to the amortization payment due under the Note on the March 21, 2025 (the “Maturity Date”) and (y) $300,000 of such payment to purchase the Purchased Warrants . Oramed shall transfer the Purchased Warrants to the Company not later than two business days following the date on which Oramed has received the Specified September Payment.

Pursuant to the Letter Agreement, the parties agreed that, notwithstanding the definition of the “Exercise Eligibility Date” in the CS-5 Warrant, Oramed may immediately exercise the CS-5 Warrant with respect to up to 1,062,500 (subject to adjustment as provided therein) shares of Common Stock subject to such warrant at any time after September 20, 2024.

The parties further agreed, upon receipt of the Specified September Payment, (i) that notwithstanding the minimum Liquidity (as defined therein) requirements set forth in Section 7(b)(x) of the Note, the Company and its Subsidiaries (as defined therein) shall be required to maintain the following minimum Liquidity during the specified time periods instead: from and after September 19, 2024 until the Maturity Date, $0, and (ii) to extend the due date of the $20,000,000 amortization payment from September 23, 2024 to September 30, 2024.

The foregoing description of the Letter Agreement does not purport to be complete and is qualified in its entirety by reference to the Letter Agreement, a copy of which is filed with this Current Report on Form 8-K as Exhibit 10.1 hereto, and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

10.1	Letter Agreement, dated as of September 20, 2024, by and between Oramed Pharmaceuticals Inc. and Scilex Holding Company.
104	Cover Page Interactive Data File, formatted in Inline Extensible Business Reporting Language (iXBRL).

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCILEX HOLDING COMPANY

	By:	/s/ Jaisim Shah
	Name:	Jaisim Shah
Date: September 23, 2024	Title:	Chief Executive Officer and President

3

Exhibit 10.1

September 20, 2024

Scilex Holding Company 960 San Antonio Rd.

Palo Alto, CA 94303 Attn: Stephen Ma

VIA EMAIL

RE: Consent under Senior Secured Promissory Note (this “Consent Letter”)

Ladies and Gentlemen:

Reference is made to (i) that certain Securities Purchase Agreement, dated as of September 21, 2023 (the “SPA”), among Scilex Holding Company, a Delaware corporation (the “Company”), Oramed Pharmaceuticals Inc., a Delaware corporation (“Oramed”) as the initial purchaser, and Acquiom Agency Services LLC, a Colorado limited liability company, as agent, (ii) that certain Senior Secured Promissory Note, dated as of September 21, 2023 (the “Note”), issued by the Company to Oramed, as Holder (“Holder”), (iii) all related Transaction Documents, as defined in the SPA, and (iv) that certain Warrant to Purchase Common Stock No. ORMP CS-5 (as amended, restated, supplemented and modified from time to time in accordance with its terms, the “CS-5 Warrant”), dated as of September 21, 2023 and issued by the Company to Oramed (pursuant to which Oramed may purchase up to 2,125,000 shares of common stock, par value $0.0001 per share, of the Company (the “Common Stock”) (subject to adjustment as provided therein).

Section 1 Definitions. Capitalized terms used but not defined herein are used with the respective meanings assigned to them in the SPA or the Note, as applicable.

Section 2 Limited Consent.

(a)
Notwithstanding any provision to the contrary in the SPA, the Note or any other Transaction Document, the Company and the Holder constituting all Holders under the Note hereby agree as follows:
(i)
Scilex shall pay to Oramed $2,000,000 (the “Specified September Payment”) on September 23, 2024, which payment shall be applied as follows: (x) $1,700,000 of such payment shall be applied to the amortization payment due under the Note on the Maturity Date (and the Holders hereby waive any prior notice or other conditions, and any prepayment premium or Make-Whole amount that would otherwise be due in respect of such payment) and (y) $300,000 of such payment to purchase 4,000,000 Scilex warrants with the exercise price of $11.50 per warrant currently owned by Oramed (the “Purchased Warrants”). Oramed shall transfer the Purchased Warrants to Scilex not later than two business days following the date on which Oramed has received the Specified September Payment.
(ii)
Notwithstanding the definition of the “Exercise Eligibility Date” in the CS-5 Warrant, Oramed may exercise the CS-5 Warrant in respect of the purchase of up to 1,062,500 (subject to adjustment as provided therein)

Exhibit 10.1

shares of Common Stock subject to such warrant at any time after the date on which this letter agreement has been fully executed by the parties thereto. For the avoidance of doubt, the remaining 1,062,500 shares (subject to adjustment as provided therein) of Common Stock subject to the CS-5 Warrant shall only be exercisable on or after the Exercise Eligibility Date as defined therein.
(iii)
Upon receipt of the Specified September Payment, the undersigned Holder hereby consents and agrees that, (a) notwithstanding the minimum Liquidity requirements set forth in Section 7(b)(x) of the Note, the Company and its Subsidiaries shall be required to maintain the following minimum Liquidity during the specified time periods, rather than and in lieu of the current requirements set forth in Section 7(b)(x) of the Note: from and after September 19, 2024 until the Maturity Date, $0, and (b) notwithstanding the requirements set forth in Section 2(e) of the Note, the Holders hereby agree to extend the due date of the $20,000,000 amortization payment due on September 21, 2024 (or, after application of the provisions of such Section with respect to Business Days, September 23, 2024) (the “Existing Due Date”) to, and such payment shall instead be due on, September 30, 2024 (the “Extended Due Date”). For the avoidance of doubt, the failure of the company to make such scheduled payment on the Existing Due Date shall not constitute an Event of Default.
(b)
The foregoing limited consent (i) is a one-time consent, (ii) is expressly limited to the transactions described above in Section 2(a), (iii) shall not be deemed or otherwise construed to constitute a consent to any other transaction, whether or not similar to the transactions described above in Section 2(a) and (iv) shall not operate as a waiver of any right, power or remedy of the Agent or any Holder under the Note, any other Transaction Document or any other document, instrument or agreement executed in connection therewith, nor constitute a waiver, release or modification of the Company’s or any Subsidiary’s obligations to comply with all terms and conditions of the Note and other Transaction Documents, except as expressly set forth herein. The Agent and the Holders have granted the limited consent set forth in Section 2(a) in this particular instance and in light of the facts and circumstances that presently exist, and the grant of such consent shall not constitute a course of dealing or impair the Agent’s or any Holder’s right to withhold any similar consent in the future.

Section 3 Affirmation.

(a)
Except as specifically consented to pursuant to Section 2 hereof, the Company hereby expressly reaffirms, as of the date hereof, all its covenants and agreements contained in the Note and each Transaction Document and agrees that none of its covenants and agreements set forth in the Note or any other Transaction Document shall be reduced or limited by the execution and delivery of this Consent Letter.
(b)
The Company (on behalf of itself and its Subsidiaries) hereby (i) affirms that each of the Liens granted in or pursuant to the Security Documents are valid and subsisting, and (ii) agrees that this Consent Letter and all documents executed in connection herewith shall in no manner impair or otherwise adversely affect any of the Liens granted in or pursuant to the Security Documents and such Liens continue unimpaired with the same priority to secure repayment of all Obligations in accordance with the Transaction Documents, whether heretofore or hereafter incurred.

Exhibit 10.1

Section 4 Miscellaneous.

(a)
Section headings in this Consent Letter are included herein for convenience of reference only and shall not constitute a part of this Consent Letter for any other purposes.
(b)
This Consent Letter may be executed with counterpart signature pages or in any number of counterparts, each of which shall be deemed to be an original, but all such separate counterparts shall together constitute but one and the same agreement. In proving this Consent Letter or any other Transaction Document in any judicial proceedings, it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom such enforcement is sought. Any signatures hereto delivered by electronic transmission shall be deemed an original signature hereto.
(c)
No waiver or modification hereof or of any agreement referred to herein shall be binding or enforceable unless in writing and signed by all of the parties hereto or thereto.
(d)
From and after the date on which this Consent Letter shall be effective, the term “Transaction Documents” in the Note and the other Note Documents shall include, without limitation, this Consent Letter and any agreements, instruments and other documents executed and/or delivered in connection herewith.
(e)
THE TERMS AND PROVISIONS OF SECTION 9(D) (GOVERNING LAW) OF THE NOTE ARE HEREBY INCORPORATED HEREIN BY REFERENCE AND SHALL APPLY TO THIS CONSENT LETTER MUTATITIS MUTANDIS AS IF FULLY SET FORTH HEREIN.
(f)
The Company has agreed to reimburse Holder upon the execution of this Consent Letter for its reasonable and documented out-of-pocket legal costs, fees and expenses actually incurred by the Holder in connection with this Consent Letter.

[Remainder of Page Intentionally Left Blank]

Exhibit 10.1

Sincerely,
ORAMED PHARMACEUTICALS INC.
By: /s/ Nadav Kidron
Name: Nadav Kidron
Title: Chief Executive Officer

By: /s/ Avi Gabay
Name: Avi Gabay
Title: Chief Financial Officer

Address for Notice:
1185 Avenue of the Americas,
Third Floor
New York, NY 10036
Attn: Josh Hexter
Email: nadav@oramed.com
josh@oramed.com
david@oramed.com

with a copy (which shall not constitute notice) to:

Proskauer Rose LLP
Eleven Times Square
New York, NY 10036
Attn: Ehud Barak; James Gerkis; Grant Darwin; Philip Kaminski
E-mail: ebarak@proskauer.com; jgerkis@proskauer.com; gdarwin@proskauer.com; pkaminski@proskauer.com

[Signature Page to Consent Letter]

Exhibit 10.1

SCILEX HOLDING COMPANY
By: /s/ Jaisim Shah
Name: Jaisim Shah
Title: Chief Executive Officer and President

960 San Antonio Rd.
Palo Alto, CA 94303
Attention: Stephen Ma
Telephone: (408)891-8341
Email: sma@scilexholding.com

with a copy to (which shall not constitute notice) to:

Paul Hastings LLP
1117 S. California Avenue
Palo Alto, CA 94304
Attention: Elizabeth Razzano
Telephone: (650) 320-1895
Email: elizabethrazzano@paulhastings.com

[Signature Page to Consent Letter]